Pursuant to Rule 424(b)(3)
File No. 333-61144

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED MAY 29, 2001

AMYLIN PHARMACEUTICALS, INC.

         This prospectus supplement amends certain information set forth in the table of Security Holders appearing on page 15 of the prospectus dated May 29, 2001. From March 6, 2002 through March 14, 2002 an aggregate of 222,200 shares of the Common Stock of Amylin Pharmaceuticals, Inc. (the “Shares”) offered for resale pursuant to the Prospectus and represented on such table under the name “Funds managed by Pequot Capital Management, Inc.” were sold to Prudential Securities Incorporated (“Prudential”), as a broker-dealer, as principal and for further resale for its account pursuant to the Prospectus. Prudential shall receive a commission of $0.03 per share, plus net profits on the resale of the shares, in connection with this transaction. Prudential did not conduct any investigation to verify the information contained or incorporated by reference in the Prospectus. The table of Security Holders is therefore amended to include Prudential as a Security Holder to facilitate subsequent resales of the Shares. The shares offered on behalf of “Funds managed by Pequot Capital Management, Inc.” under the Prospectus is consequently reduced by an identical number of shares.

	Shares Beneficially Owned				Shares Beneficially Owned
	Prior to the Offering				After the Offering

Shares Offered by
Security Holders	Number		Percent	this Prospectus	Number	Percent

Prudential Securities Incorporated	222,200	(1)	*	222,200 (1)	0	—

*	Less than 1%

(1)	Includes 40,000 shares purchased at an average price per share of $10.68 from Pequot Healthcare Institutional Fund, L.P., 98,400 shares purchased at an average price per share of $10.68 from Pequot Healthcare Fund, L.P. and 83,800 shares purchased at an average price per share of $10.76 from Pequot Healthcare Offshore Fund, Inc. Actual per share purchase prices ranged from $10.50 to $10.79 per share.

The date of this Prospectus Supplement is March 21, 2002.